Exhibit 99.1

Boston Life Sciences Reports New Option Grants Under NASDAQ Market Rule 4350

BLSI strengthens its finance, clinical and quality management team.

BOSTON—July 18, 2005—Boston Life Sciences, Inc. (NASDAQ: BLSI) announces the following new members of its management team: Kenneth L. Rice Jr., Executive Vice President of Finance and Administration, Chief Financial Officer and In-House Counsel; Noel Cusack, PhD, Senior Vice President of Preclinical Development; Pamela McDonough, Corporate Controller; and Lee A. Summers, Director of Quality Systems.

“We are pleased to welcome these individuals to Boston Life Sciences,” stated Dr. Mark Pykett, the Company’s President. “Each person brings an important set of skills to the organization that will be instrumental in moving the company forward. As announced earlier this month, Ken Rice has joined us as CFO. Noel Cusack, who has over 30 years of pharmaceutical research and development experience, will focus on expanding, accelerating and directing our preclinical product pipeline. Pam McDonough has many years of public accounting, auditing, tax and management expertise. She will focus on the day-to-day financial reporting and activities of the company. Lee Summers will be responsible for preparing the company’s products and technologies for commercialization and partnerships by implementing a company wide Quality Systems program. In addition, Sam Martin has been promoted to the role of Director of Finance and Corporate Compliance. In this new role he will be responsible for the Company’s Sarbanes-Oxley planning and compliance efforts and for our corporate financial planning and analysis functions.”

Boston Life Sciences, Inc. also announces, in accordance with NASDAQ Marketplace Rule 4350, as amended, it granted inducement stock options in connection with the commencement of employment of these four new employees. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). under the following terms: 14,000 non-qualified stock options to Ms. Summers; 20,000 non-qualified stock options to Ms. McDonough; and 50,000 non-qualified stock options to Dr. Cusack each with an exercise price equal to the fair market value on July 15, 2005, or $1.96, having a ten year duration and vesting ratably over the next 36 months. Mr. Rice was granted 300,000 non-qualified stock options with an exercise price of $3.25, having a ten year duration, and with 100,000 shares immediately vested and exercisable and the remaining 200,000 shares vesting ratably over the next 36 months.

Dr. Cusack brings over 30 years of chemistry and pharmacology management experience from academe and the pharmaceutical industry. Dr. Cusack was a founder of Aderis Pharmaceuticals and served as its Chief Scientific Officer focusing on the development of dopamine and purine-based technologies. He has taught courses on the FDA and ICH non-clinical requirements for international drug development and directs the pharmacology training courses for the Pharmaceutical Education and Research Institute. Dr. Cusack maintains a faculty position as adjunct professor of pharmacology at the

University of California, Irvine. Previously he directed academic research in purine nucleosides and nucleotides at the University of Cambridge and King’s College, London, and has authored nearly 100 papers, articles and book chapters, and has given many presentations at international meetings held in the US and abroad. Dr. Cusack received his PhD in Chemistry from the University of Bradford, UK.

Ms. McDonough contributes public accounting, auditing, tax and management expertise. She was most recently Corporate Controller of Aderis Pharmaceuticals. She also held positions at the public accounting firms of Canby, Maloney & Co, and Ziner & Company. She received a BS in accounting and minor in law from Bentley College.

Ms. Summers provides experience in cGMP quality systems development and implementation. She was previously the Associate Director of Quality Assurance and Project Management at the Harvard Gene Therapy Initiative. She also held roles in Quality Assurance at Paratek Pharmaceuticals, Alkermes and Charles River Laboratories. She received her BS at Morehead State University and her MBA from University of Massachusetts-Boston.

Boston Life Sciences, Inc. (BLSI) is a biotechnology company primarily focused in the research and clinical development of biopharmaceutical products for the diagnosis and treatment of central nervous system, or CNS, diseases.

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s Quarterly Report on 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. As a result of such risks, the Company’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Boston Life Sciences, Inc. All other trade names, trademarks, or service marks are property of their respective owners and are not the property of Boston Life Sciences, Inc.

CONTACT:	Boston Life Sciences, Inc.

Sharon Correia 508-497-2360 ext 224

scorreia@bostonlifesciences.com